Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
BEAZER HOMES USA, INC.
Beazer Homes USA, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), pursuant to the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY as follows:

1.
Article FOUR of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended by replacing Section (i) of the existing Article FOUR in its entirety with the following:

“(i) 63,000,000 shares of Common Stock, par value $.001 per share; and”

2.
In accordance with the provisions of Section 242 of the DGCL, the Board of Directors of the Corporation duly adopted the above amendment to the Amended and Restated Certificate of Incorporation (the “Amendment”), deemed the Amendment advisable and directed that the Amendment be considered by the Corporation's stockholders. Notice of the Amendment was duly given to the stockholders of the Corporation in accordance with Section 222 of the DGCL. The Amendment was adopted by the Corporation's stockholders on February 1, 2013 in accordance Section 242 of the DGCL.

[Signature page follows.]

IN WITNESS WHEREOF, the Corporation has caused its duly authorized officer to execute this Certificate of Amendment on this 1st day of February, 2013.

BEAZER HOMES USA, INC.

/s/ Robert L. Salomon
Name: Robert L. Salomon
Title: Executive Vice President and Chief Financial Officer

Attest:

/s/ Lisa S. Stockard
Name:    Lisa S. Stockard
Title:    Assistant Secretary